EX-99.77H
Exhibit 77(h) – Changes in control of Registrant

Series 1 The Core Fund
           6/30/12                      % owned                      12/31/12                      % owned

Wertz York Capital Management Group, LLC
5502 North Nebraska Avenue
Tampa, FL  33604                                            9,792,933                   50.00%                           0.00                             0.00%

Sale of shares in new portfolio from 10/23/12 to 10/24/12

EX-99.77H
SUB-ITEM 77H
CHANGES IN CONTROL OF REGISTRANT

Mitchell York ceased to be a control person of The Core Fund in October 2012 after he sold all of his shares of the fund during that month.